UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant of Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under § 240.14a-12

SPRINT NEXTEL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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This filing consists of the following documents:

•	Distribution to Business Customers regarding the SoftBank transaction

•	Updated Sprint Employee Q&A

Sprint-SoftBank transaction
As you are likely aware, on Oct. 15 Sprint and SoftBank, a Japanese telecommunications and Internet corporation, announced a transaction that would give SoftBank an approximately 70 percent ownership stake (on a fully-diluted basis) of Sprint.
You likely have questions about the transaction. Due to Securities and Exchange Commission rules, there are limits to the amount and type of information that can be shared. Today, we offer the following key points on the approval process for the transaction:
In addition to the FCC and Department of Justice in the U.S., what other regulatory approvals will be required?

•	In the U.S., the transaction will also be subject to certain state regulatory approvals.

•
Sprint and SoftBank also work with the Committee on Foreign Investments in the United States (CFIUS) and its member agencies, including the Department of Defense, to address any national security issues that emerge in the CFIUS process.

•	Certain regulatory and antitrust approvals or notifications outside the U.S. also may be required.

What antitrust filings will be required?

•	Given the size of the transaction, the parties will be making pre-merger notification filings in the U.S. pursuant to the Hart-Scott-Rodino Act.

•	Certain antitrust approvals or notifications outside the U.S. also may be required.

Do you think there will be an issue with a foreign entity having majority control of the third-largest mobile carrier in the United States?

•	The U.S. has an open entry policy for companies, like SoftBank, that are organized in countries that are members of the World Trade Organization (WTO).

•	The U.S. wireless market currently reflects substantial foreign ownership, with Deutsche Telekom controlling T-Mobile and Vodafone having a substantial interest in Verizon Wireless.

•
We look forward to working with the appropriate officials to answer questions and address any concerns and to demonstrating the positive impact this transaction will have on wireless competition in the United States and the benefits to U.S. consumers.

•	There is ample precedent to show that any foreign ownership concerns can be addressed adequately.

Cautionary Statement Regarding Forward Looking Statements
This document includes "forward-looking statements" within the meaning of the securities laws. The words "may," "could," "should," "estimate," "project," "forecast," intend," "expect," "anticipate," "believe," "target," "plan," "providing guidance" and similar expressions are intended to identify information that is not historical in nature.
This document contains forward-looking statements relating to the proposed transaction between Sprint Nextel Corporation ("Sprint") and SOFTBANK CORP. ("SoftBank") and its group companies, including Starburst II, Inc. ("Starburst II") pursuant to a merger agreement and bond purchase agreement. All statements, other than historical facts, including, but not limited to, statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction or that the required approval by Sprint's stockholders may not be obtained; (2) there may be a material adverse change of SoftBank or Sprint or the respective businesses of SoftBank or Sprint may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; and (5) other risk factors as detailed from time to time in Sprint's and Starburst II's reports filed with the Securities and Exchange Commission ("SEC"), including Sprint's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the proxy statement/prospectus to be contained in Starburst II's Registration Statement on Form S-4, which are (or will be, when filed) available on the SEC's web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.
None of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It
In connection with the proposed strategic combination, Starburst II plans to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Sprint, and that also will constitute a prospectus of Starburst II. Sprint will mail the proxy statement/prospectus to its stockholders. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement/prospectus, as well as other filings containing information about Sprint, SoftBank and Starburst II, will be available, free of charge, from the SEC's web site (www.sec.gov). Sprint's SEC filings in connection with the transaction also may be obtained, free of charge, from Sprint's web site (www.sprint.com) under the tab "About Us - Investors" and then under the heading "Documents and Filings - SEC Filings," or by directing a request to Sprint, 6200 Sprint Parkway, Overland Park, Kansas 66251, Attention: Shareholder Relations or (913) 794-1091. Starburst II's SEC filings in connection with the transaction (when filed) also may be obtained, free of charge, by directing a request to SoftBank, 1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo 105-7303, Japan; telephone: +81.3.6889.2290; e-mail: ir@SoftBank.co.jp.

Participants in the Merger Solicitation
The respective directors, executive officers and employees of Sprint, SoftBank, Starburst II and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Sprint's directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2011. Other information regarding the interests of such individuals as well as information regarding SoftBank's and Starburst II's directors and executive officers will be available in the proxy statement/prospectus when it becomes available. These documents can be obtained free of charge from the sources indicated above. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SoftBank acquisition - Sprint employee Q&A

Nov. 2, 2012

1)	What was announced? Who is SoftBank? Why would a “bank” acquire Sprint?
Sprint and SoftBank have entered into a series of agreements under which on the closing of the transaction, SoftBank will own approximately 70% of Sprint (on a fully-diluted basis). SoftBank is not a bank, but a Japanese company whose business is focused on the information industry, including mobile communications, broadband infrastructure, fixed-line telecommunications and Internet. SoftBank acquired Vodafone Japan in 2006, which is now known as SoftBank Mobile and had approximately 30.5 million subscribers in Japan at the end of September 2012. SoftBank has a successful track record in prior acquisitions of improving service offerings to customers, leading to enhanced competition and growth. We expect that SoftBank will seek to leverage its technology and operational expertise to make Sprint a stronger wireless competitor in the U.S.

2)	Why have we entered into these agreements with SoftBank? When will the transaction be completed?
In addition to the $12.1 billion SoftBank will be paying to Sprint stockholders upon the close of the transaction, SoftBank will be investing approximately $8 billion in Sprint that will help strengthen Sprint's balance sheet. We believe that this transaction will enable Sprint to be a stronger and more robust competitor in the U.S. telecom market by significantly enhancing the company's financial position. After the transaction closes, Sprint also expects to receive SoftBank's expertise to aid in the deployment of its next-generation wireless networks.

While the transaction has been approved by the Boards of Directors of both Sprint and SoftBank, it remains subject to approval by Sprint's shareholders, various government and regulatory agencies, and the satisfaction or waiver of other closing conditions. We expect the closing of the transaction to occur in mid-2013.

3)	What does this transaction mean for my job? Will there be layoffs?
SoftBank has a track record of acquiring and supporting companies during a turnaround without conducting employee reductions. We believe this transaction will position Sprint to grow and create new jobs.

4)	Will Dan Hesse still be the Sprint CEO? Where will Sprint headquarters be located?
Dan Hesse will continue as the CEO of Sprint and the company's headquarters will continue to be in Overland Park, Kan. In addition, we do not expect the work locations of other Sprint employees to change as a result of this transation.

5)	How should we proceed with customers, vendors and other business partners?
Business should continue as usual. At this point, we have announced an agreement but the transaction remains subject to approval by Sprint's shareholders, various government and regulatory agencies, and the satisfaction or waiver of other closing conditions. It is important that we all remain focused on our top three priorities: customer experience, brand and cash.

We do not expect that there will be any service interruptions for our customers. SoftBank has a strong track record in taking share of market from larger telecommunications competitors in mature markets. Thus, we expect this transaction will strengthen Sprint, and U.S. consumers will benefit by having a stronger third wireless competitor.

6)	What should I tell my friends and neighbors when asked about this?
Here are a few talking points you can use when talking to others about this transaction:

•
SoftBank and Sprint announced a transaction that would give SoftBank an approximately 70 percent ownership stake (on a fully-diluted basis) of Sprint. In addition to the $12.1 billion SoftBank will be paying to Sprint stockholders upon the close of the transaction, SoftBank will be investing approximately $8 billion in Sprint that will help strengthen Sprint's balance sheet.

•	Upon closing of the transaction, Sprint will become part of a company that has a strong track record for taking market share away from larger competitors.

•
The SoftBank transaction should make Sprint a stronger wireless competitor in the U.S. This will not only benefit our shareholders, but U.S. consumers will benefit from having a stronger third competitor in the marketplace.

•	For customers, we do not expect changes to their service or customer support at this time.

•	Sprint headquarters will continue to be in Overland Park, Kansas and Dan Hesse will continue as the company's CEO

Stick to these key messages when talking about SoftBank and Sprint with your family, friends and current and prospective customers. Any further comments may violate securities law; please refer to the Cautionary Statement for more detail.

You may see “Starburst II” referenced in Cautionary Statement or other materials. SoftBank has formed an entity, Starburst II, Inc. (a Delaware corporation) who in turn has formed another subsidiary, Starburst III, Inc. (a Kansas corporation).  In the merger, Starburst III will be merged into Sprint Nextel Corporation.

Upon consummation of the transaction: Starburst II will change its name to Sprint Corporation and Sprint Nextel Corporation will be a wholly owned subsidiary of Sprint Corporation, a Delaware corporation. Sprint Corporation is expected to succeed Sprint Nextel Corporation's New York Stock Exchange listing as a publicly traded company in the US.

Compensation

7)	Will my base salary, Short-term Incentive (STI) or commission opportunities change as a result of the transaction?
Sprint will continue “business as usual” with respect to design and administration of our base salary, STI opportunities and commissions and managing our compensation structure through the closing of the transaction. After this time period, we will work jointly with SoftBank and the board of the new Sprint to determine if any adjustments to the compensation structure are appropriate to help Sprint achieve business objectives and remain competitive with other employers. In general, your total targeted compensation (base salary plus incentive compensation) will remain similar to what your total targeted compensation is just before the transaction closes.

8)	Will the transaction impact the 2012 STI plan?
No, there are no changes to the 2012 STI plan. The payout for the 2012 plan, if earned, is paid in cash following Compensation Committee approval and will be paid on or before March 15, 2013.

9)	Will there be a 2013 STI plan?
Yes, but all the details of the 2013 STI have not yet been determined. As part of the transaction, Sprint and SoftBank have agreed that the 2013 STI plan will have two discrete six-month performance periods. This allows Sprint's current Compensation Committee to establish performance objectives, targets and related payouts for the first six-month performance period. If the transaction closes in mid-2013, the Compensation Committee of the new Sprint Board of Directors will establish performance objectives, targets and related payouts for the second six-month performance period. The payout for the two performance periods under the 2013 plan, if earned, will be paid in 2014 consistent with past practice, but not later than March 15, 2014.

Benefits

10)	Will my benefit plans change?
It is too early to tell exactly what the benefits offerings will be after the close of the transaction. However, material benefits changes are not anticipated through the second anniversary of the transaction closing. Thereafter, management will determine whether adjustments to the benefit programs are appropriate.

11)	Will my current years of service count towards my benefits eligibility after this transaction closes?
Yes, your benefit service date with Sprint will remain the same even after the close of the transaction. Your benefit service date is used for eligibility, vesting or benefit purposes for programs such as Paid Time Off (PTO), separation plan benefits and short-term disability, among others.

12)	How does this transaction affect my Sprint Pension?
The accrual of pension benefits was frozen as of December 31, 2005. Following the closing, Sprint remains responsible for meeting our pension obligations.

13)	Will I continue to be eligible for severance under Sprint's current Separation plan?
Yes, the existing Sprint Nextel Separation Plan will remain in effect through the second anniversary of the transaction closing. Thereafter, management will determine whether adjustments to such plan are appropriate.

Stock and stock options

14)
What happens to any company stock that I own? (i.e. shares I have purchased through ESPP, bought on the open market, received after my Restricted Stock Units vested, received upon exercise of a stock option)

While the transaction has been approved by the Boards of Directors of both Sprint and SoftBank, it is still subject to approval from Sprint's shareholders and various government and regulatory agencies. We will provide you with information regarding company stock at the same time we provide that information to our other shareholders.

15)	How will the transaction impact the Employee Stock Purchase Plan (ESPP)?
The company currently intends to continue the ESPP. There may be a suspension of one or more quarterly offerings to facilitate the closing of the transaction.

16)	What is the impact of the Sprint and SoftBank transaction on my unexercised stock options?
Sprint stock options will be converted to new Sprint options. Vesting schedules and other provisions will remain unchanged. In order to illustrate the calculation of the stock option conversion three ratios must be determined:

•	Award Exchange Ratio;

•	Cash Exchange Ratio; and

•	Stock Exchange Ratio.

Below is an example of how these ratios are calculated and how the award exchange ratio is used to determine the number of new Sprint shares that will be subject to your options. Note, the share price assumptions which follow are purely illustrative and are not predictions or estimates of the new Sprint stock trading prices at closing.

Example:
A Sprint employee has the option to purchase 60 Sprint shares at an exercise price of $2.23 per share.
To determine the number of new Sprint shares that can be purchased under this option after the close of the transaction, we need to calculate the Award Exchange Ratio. This ratio is determined based on the average amount of cash and new Sprint shares a shareholder will receive at the close of the transaction for each share of Sprint stock owned. Thus we need to calculate the Cash Exchange Ratio and the Stock Exchange Ratio.

For the Cash Exchange Ratio, we first divide the total cash consideration of the transaction by the total number of outstanding Sprint shares. Assume that this yields $4.04; we then divide this number by the average trading price of new Sprint stock for the first five days following the closing of the transaction (for this example, we have assumed that to be $6.00). This calculation gives us a Cash Exchange Ratio of 0.6733 ($4.04/$6).

To calculate the Stock Exchange Ratio, we divide the total number of new Sprint shares issued in the transaction by the total number of outstanding Sprint shares. Assume this yields 0.4464. The Award Exchange Ratio is the sum of the Cash Exchange and Stock Exchange Ratios. So, for this example, our Award Exchange Ratio is 1.1197 (0.6733 + 0.4464).

We now need to calculate the number of new Sprint shares that the employee will have the option to purchase and the new exercise price for those options. This is done as follows:

Sprint shares underlying option:                60
Multiplied by Award Exchange Ratio:          1.1197
New Sprint shares underlying option:            67*
*Result rounded down

Per Share Sprint Option Exercise Price:             $2.23
Divided by Award Exchange Ratio:          1.1197
Per Share New Sprint Option Exercise Price:         $2.00**
**Result rounded up

17)	Will there be a “blackout period” or trading suspension during which I will be restricted from exercising my stock options?
Since the calculation is based upon the average of the first five days post-closing stock prices and to permit the equity administrator time to implement the conversion in participants' accounts a multi-day trade suspension will occur. Additional details on the suspension period will be provided closer to the closing date.

Cautionary Statement Regarding Forward Looking Statements
This document includes "forward-looking statements" within the meaning of the securities laws. The words "may," "could," "should," "estimate," "project," "forecast," intend," "expect," "anticipate," "believe," "target," "plan," "providing guidance" and similar expressions are intended to identify information that is not historical in nature.
This document contains forward-looking statements relating to the proposed transaction between Sprint Nextel Corporation ("Sprint") and SOFTBANK CORP. ("SoftBank") and its group companies, including Starburst II, Inc. ("Starburst II") pursuant to a merger agreement and bond purchase agreement. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction or that the required approval by Sprint's stockholders may not be obtained; (2) there may be a material adverse change of SoftBank or Sprint or the respective businesses of SoftBank or Sprint may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; and (5) other risk factors as detailed from time to time in Sprint's and Starburst II's reports filed with the Securities and Exchange Commission ("SEC"), including Sprint's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and the proxy statement/prospectus to be contained in Starburst II's Registration Statement on Form S-4, which are (or will be, when filed) available on the SEC's web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.
None of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Additional Information and Where to Find It
In connection with the proposed strategic combination, Starburst II plans to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Sprint, and that also will constitute a prospectus of Starburst II. Sprint will mail the proxy statement/prospectus to its stockholders. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement/prospectus, as well as other filings containing information about Sprint, SoftBank and Starburst II, will be available, free of charge, from the SEC's web site (www.sec.gov). Sprint's SEC filings in connection with the transaction also may be obtained, free of charge, from Sprint's web site (www.sprint.com) under the tab "About Us - Investors" and then under the heading "Documents and Filings - SEC Filings," or by directing a request to Sprint, 6200 Sprint Parkway, Overland Park, Kansas 66251, Attention: Shareholder Relations or (913) 794-1091. Starburst II's SEC filings in connection with the transaction (when filed) also may be obtained, free of charge, by directing a request to SoftBank, 1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo 105-7303, Japan; telephone: +81.3.6889.2290; e-mail: ir@softbank.co.jp.

Participants in the Merger Solicitation
The respective directors, executive officers and employees of Sprint, SoftBank, Starburst II and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Sprint's directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2011. Other information regarding the interests of such individuals as well as information regarding SoftBank's and Starburst II's directors and executive officers will be available in the proxy statement/prospectus when it becomes available. These documents can be obtained free of charge from the sources indicated above. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This document constitutes part of the prospectus relating to the Sprint Nextel Corporation 2007 Omnibus Incentive Plan, as amended and restated, the 1997 Long-Term Stock Incentive Program, as amended, the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan, as amended, and the Management Incentive Stock Option Plan, as amended, that has been registered under the Securities Act of 1933, as amended.